EXHIBIT 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

RP MAXIMUS COVE, L.L.C.

by and among

REIT III COVE LLC,

REIT IV COVE LLC,

LSG COVE LLC

and

MAXIMUS COVE INVESTOR LLC

Dated as of January 31, 2017

i

(continued)

ii

(continued)

iii

(continued)

Page

Exhibit 1 – Property Description
Exhibit 2 – Intentionally Omitted
Exhibit 3(A) – Administrative Member Structure Chart
Exhibit 3(B) – Managing Member Structure Chart
Exhibit 4 – Percentage Interests
Exhibit 5 – Capital Contributions
Exhibit 6 – Tax Allocation Language
Exhibit 7 – Form of Reimbursement Agreement

Schedule I – Special Purpose Entity Provisions
Schedule II – Sources and Uses
Schedule III – Example of Dilution
Schedule IV – Unanimous Decisions
Schedule V – Buyout Appraisal Procedure

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF

RP MAXIMUS COVE, L.L.C.

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT of RP MAXIMUS COVE, L.L.C., (the “Company”), dated as of January 31, 2017 (this “Agreement”), by and among LSG COVE LLC, a Delaware limited liability company having an address at c/o The Lightstone Group, 460 Park Avenue, 13th Floor, New York, New York 10022, as managing member (“Lightstone” or the “ManagingMember”), REIT III COVE LLC, a Delaware limited liability company having an address at c/o The Lightstone Group, 460 Park Avenue, 13th Floor, New York, New York 10022 (“REIT III Member”), REIT IV COVE LLC, a Delaware limited liability company having an address at c/o The Lightstone Group, 460 Park Avenue, 13th Floor, New York, New York 10022 (“REIT IV Member”), and MAXIMUS COVE INVESTOR LLC, a Delaware limited liability company having an address at c/o Maximus Real Estate Partners, LLC, One Maritime Plaza, Suite 1900, San Francisco, California 94111, as administrative member (“Maximus” or the “Administrative Member”).

RECITALS:

A.           Each of the capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in Article 1 below.

B.           The Company was formed on June 13, 2013, pursuant to the Certificate.

C.           Maximus and RP Cove, L.L.C. (“RP”) entered into a certain Limited Liability Company Agreement of the Company dated as of June 13, 2013 (the “Existing Operating Agreement”).

D.           Pursuant to those certain Membership Interest Assignment and Assumption Agreements, each dated as of the date hereof, (A) RP has assigned (i) 49.45% of its limited liability company membership interests in the Company to Lightstone, (ii) 25.28% of its limited liability company membership interests in the Company to REIT III Member, and (iii) 25.28% of its limited liability company membership interests in the Company to REIT IV Member, and (B) Maximus has assigned (x) 18.58% of its limited liability company membership interests in the Company to Lightstone, (y) 6.03% of its limited liability company membership interests in the Company to REIT III Member, and (z) 6.03% of its limited liability company membership interests in the Company to REIT IV Member.

E.           Concurrently with the transactions described in Recital D above, Lightstone, REIT III Member and REIT IV Member, each was admitted as a member of the Company.

F.           The Members now wish to amend and restate the Existing Operating Agreement in its entirety to set forth their understanding with respect to the operation of the Company.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

“2015 Act” means title XI of the Bipartisan Budget Act of 2015 (including the corresponding provisions of the Code impacted thereby), and any corresponding provisions of state or local income tax law, as the same may be amended from time to time.

“Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. § 18 101, et seq., as amended from time to time.

“Additional Capital Contributions” shall have the meaning set forth in Section 6.02(a) hereof.

“Administrative Member” shall mean the entity so defined in the introductory paragraph hereof and/or any other Person who is admitted as an Administrative Member of the Company in accordance with the terms of this Agreement and applicable law.

“Administrative Member Termination Election” shall have the meaning set forth in Section 4.01(a)(IV) hereof.

“Administrative Member Termination Event” shall mean any of the following:

(a)          The commencement of a Bankruptcy Action with respect to the Administrative Member or the Asset Manager;

(b)          A Transfer of all or any portion of the Administrative Member’s interest in the Company or a Transfer of any direct or indirect interest in the Administrative Member or the Asset Manager in violation of Section 9.01 (excluding specifically any Transfer permitted pursuant to Section 9.01);

(c)          If the Administrative Member or the Asset Manager (including their respective personnel) shall commit any act relating to the Company, its Affiliates, the Company Property or the income therefrom, which constitutes gross negligence, willful misconduct, fraud, theft, embezzlement or misappropriation of funds in the course of performing its duties; provided, however, that if (1) the Administrative Member or Asset Manager terminates such personnel’s employment within thirty (30) days of the Administrative Member or Asset Manager becoming aware of the act involved, and (2) the Administrative Member or Asset Manager repays to the Company all such amounts in connection with the foregoing acts under this clause (c), if any, within thirty (30) days of becoming aware of the act involved, then, in any such event, the foregoing matters in this clause (c) shall not constitute an Administrative Member Termination Event for the first two (2) times such matters occur in any calendar year (it being understood and agreed that (x) if the foregoing matters occur more than two (2) times in any calendar year during the term of this Agreement (regardless of repayment and amount), then such matter shall constitute an Administrative Member Termination Event, and (y) no cure shall be permitted with respect to any such act committed by senior management personnel of the Administrative Member or the Asset Manager);

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(d)          The dissolution, liquidation or termination of the organizational existence of the Administrative Member or the Asset Manager;

(e)          The material breach by the Administrative Member or the Asset Manager in the performance of its duties hereunder which has not been cured within thirty (30) days after written notice from the Managing Member, or if the same cannot be cured with thirty (30) days, if the Administrative Member or Asset Manager, as applicable, fails (1) to commence such cure within such thirty (30) day period, (2) to diligently and continuously prosecute the same to completion or (3) in all events to cure such breach within ninety (90) days following written notice thereof; provided, however, that if cure is dependent on receiving governmental permits or licenses, then such period shall be extended by the number of days of delay in receiving such permits or licenses; provided, further, that (x) such cure period shall not extend longer than the maximum cure period allowed for cure if such cure is required to prevent a “default” under any Loan documents from becoming an “Event of Default” thereunder and (y) Managing Member shall have the right, at any time during such cure period, to elect to participate in, or assume responsibility for (each as a Company expense), curing such default;

(f)           If at least one (1) of the Key Principals fails at all times to be involved in the management of the Administrative Member and Asset Manager; provided, however, that (i) if such failure is due to the death or incapacity of a Key Principal, the same shall not constitute an Administrative Member Termination Event if, within forty-five (45) days of the occurrence of such death or incapacity a replacement Key Principal is proposed to and approved by the Managing Member and thereafter the covenant contained in this clause(f) is satisfied), and (ii) if such failure is due to any other reason, the same shall not constitute an Administrative Member Termination Event unless and until such failure continues for at least thirty (30) days following written notice from the Managing Member;

(g)          The default by the Administrative Member, the Asset Manager or any of their respective Affiliates in the performance of its obligations under any agreement with the Company or any Subsidiary, which default continues beyond any applicable notice, grace or cure periods thereunder; and/or

(h)          Any dilution of the Administrative Member’s Company Percentage Interest pursuant to Section 6.03(f) solely as a result of failure to fund Additional Capital Contributions for purposes of funding (i) the amounts required to complete the Initial Cap Ex Plan and/or (ii) maintenance and repair of the improvements constructed under the Initial Cap Ex Plan, including dredging, if, following such dilution, the Administrative Member’s resulting Company Percentage Interest is less than thirty-three percent (33%) of its Company Percentage Interest as of the date hereof.

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“Affiliate” shall mean, with reference to a Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this Agreement, the term “control” (including “controlling”, “controlled by” and “under common control with”) means either (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and the policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) direct or indirect ownership of 30% or more of the outstanding voting interest of a Person.

“Affiliated Contract(s)” means any contract between the Company or any Subsidiary, on the one hand, and any Member or any Affiliate of a Member, on the other hand, now existing or hereafter entered into, including, without limitation, the Property Management Agreement.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Asset Manager” shall mean Maximus Real Estate Partners Ltd., a Delaware corporation and an Affiliate of the Administrative Member.

“Asset Management Fee” shall have the meaning ascribed to the term “Management Fee” in the Property Management Agreement.

"Bankruptcy" means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101(1) and

18-304 of the Act.

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“BankruptcyAction” shall mean, with respect to the affected Person: (i) the entry of an Order for Relief under Title 11 of the United States Code (the “Bankruptcy Code”), as amended; (ii) the admission in writing by such Person of its inability to pay its debts as they mature; (iii) the making by it of an assignment for the benefit of creditors; (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law; (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law; provided, however, that the same shall not have been vacated, set aside or stayed within such sixty (60) day period; (vi) an application or consenting to by such party for the appointment of a receiver or other similar official for the assets of such party; or (vii) the imposition of a judicial lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within thirty (30) days after its effective date.

“Bankruptcy Code” shall have the meaning set forth in the definition of “Bankruptcy Action”.

“Business Plan” shall mean the business plan for the operation and management of Company Property as adopted and approved, or changed, pursuant to the procedures set forth in Section 4.01(e), and otherwise as adopted and approved, or changed from time to time in accordance with this Agreement. Each Business Plan shall include, without limitation, the capital budget, and the operating budget for the operation of the Company Property for the next calendar year, any promotional and advertising materials relating to the Company Property, the acquisition, lease, capitalization, restructuring or disposition of any asset of the Company, and the Company’s compliance with the terms of each contract and agreement binding upon the Company. Each Business Plan shall remain effective until amended or replaced by the Managing Member as provided herein. Notwithstanding anything to the contrary contained in this Agreement, a proposed initial Business Plan shall be submitted by Administrative Member promptly following the date hereof for the approval or disapproval of Managing Member in its sole discretion (as and to the extent so approved, the “Initial Business Plan”).

“Buyout Property Value” shall have the meaning set forth in Section 9.04(a) hereof.

“Calculation Date” shall mean any date on which (i) a Capital Call is delivered, (ii) this Agreement is terminated, (iii) the Company or any Subsidiary obtains any new financing or refinances any Loan, (iv) the Managing Member notifies the Administrative Member in writing that it believes in good faith that the Administrative Member has received Promote Distributions that the Administrative Member is not entitled to receive, together with reasonably detailed backup documentation and calculations which are the basis for such determination, or (v) all or any part of the Company Property is sold, provided that, in each case such date occurs after any Promote Distributions have been made to the Administrative Member and while the Administrative Member, or an Affiliate thereof, remains a Member of the Company.

“Capital Call” shall have the meaning set forth in Section 6.02(a) hereof.

“Capital Call Notice” shall have the meaning set forth in Section 6.02(a) hereof.

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“Capital Contribution” shall mean, in the case of a Member, any cash or other property contributed from time to time to the capital of the Company (including, without limitation, any Additional Capital Contributions and Default Contributions) by such Member.

“Capital Expenditures” shall mean, for any given period, (a) other than expenditures funded from Capital Reserves, all cash expenditures by the Company which, (i) under generally accepted accounting principles, consistently applied (“GAAP”) or (ii) as otherwise approved by the Members, constitute capital expenditures for such period in connection with the ownership, leasing, operation and maintenance of the Company Property, and (b) all Capital Reserves established during such period.

“Capital Reserves” shall mean capital reserves from time to time as provided in the Business Plan then in effect or as reasonably determined by the Managing Member.

“Capital Transaction” shall mean (a) the sale, transfer or assignment of the Company Property, or any part thereof or interest therein, including, without limitation, the sale, transfer or assignment of limited liability company membership or other equity interests in any Subsidiary, (b) any material casualty, condemnation or other event that causes the Company or any Subsidiary to be awarded material casualty insurance proceeds, condemnation awards or any third-party reimbursements for construction costs or other capital costs incurred in any construction or rehabilitation on or of the applicable portion of the Company Property, or (c) any similar transaction which, in accordance with GAAP is attributable to capital (provided that space lease modifications, surrenders or termination events shall not be deemed to be Capital Transactions).

“Certificate” shall have the meaning set forth in Section 2.01(a) hereof.

“Code” shall have the meaning set forth in Section 7.04 hereof.

“Company” shall have the meaning set forth in the introductory paragraph hereof.

“Company Interest” shall mean a Member’s limited liability company membership interest in and to the Company, including, without limitation, such Member’s right to profits, losses and distributions, and the right, if any, to participate in the management of the business and affairs of the Company, in each case to the extent granted pursuant to the terms of this Agreement, together with the obligation to comply with the terms of this Agreement.

“Company Loan” shall have the meaning set forth in Section 6.04(b) hereof.

“Company Percentage Interest” shall mean, initially, the percentage interests as set forth on Exhibit4 annexed hereto and made a part hereof, as the same may be adjusted from time to time, such that as of any point in time, each Member’s Company Percentage Interest shall be equal to a fraction, expressed as a percentage, the numerator of which shall be the aggregate amount of Capital Contributions made by such Member as of such point in time, and the denominator of which shall be the aggregate amount of all Capital Contributions made by all of the Members as of such point in time, or as otherwise adjusted pursuant to the terms of this Agreement, subject to adjustment pursuant to Section 6.03(f).

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“Company Property” shall mean any real estate asset or other property (real, personal or mixed) owned, leased or licensed, directly or indirectly, by the Company, including, without limitation, the Property and the interests in any Subsidiary, together with any other improved and unimproved real property owned by the Company and/or any Subsidiary from time to time.

“Confidential Information” shall have the meaning set forth in Section 11.04(a) hereof.

“Consent” shall have the meaning set forth in Section 11.10 hereof.

“Contributing Member” shall have the meaning set forth in Section 6.03(b) hereof.

“Construction Services Fee” shall have the meaning ascribed to the term “Construction Services Fee” in the Property Management Agreement.

“control” shall have the meaning set forth in the definition of “Affiliate”. “Courts” shall have the meaning set forth in Section 11.02(b) hereof.

“Conversion Election Period” shall have the meaning set forth in Section 6.03(e) hereof.

“Conversion Lockout Period” shall have the meaning set forth in Section 6.03(e) hereof.

“Default Contribution” shall have the meaning set forth in Section 6.03(e) hereof.

“Defaulted Amount” shall have the meaning set forth in Section 6.03(a) hereof.

“Distribution Amounts” shall mean, generally, Net Operating Cash Flow and/or Net Capital Proceeds.

“Election Notice” shall have the meaning set forth in Section 9.04(a) hereof.

“Existing Operating Agreement” shall have the meaning set forth in the recitals hereof.

“Fundamental Decisions” shall mean, collectively, the actions described in clauses (1)-(5), (7) and (10) of Schedule IV annexed hereto.

“Funding Date” shall have the meaning set forth in Section 6.02(a) hereof.

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“FundingPercentage” shall mean, with respect to any Member, (i) initially, such Member’s Company Percentage Interest, and (ii) at any time that Promote Distributions would be made, the percentage at which a distribution of Distribution Amounts by the Company to such Member would be made on such Funding Date (as a percentage of all distributions that would be made to all Members), provided that amounts funded by such Member shall be deemed to reduce prior actual distributions and such Member’s Funding Percentage shall change to the percentage applicable to a distribution of Distribution Amounts after accounting for the reductions in distributions provided for herein. For example, if distributions on a Funding Date would be made pursuant to Section8.01(b)(VI), then until such time as Maximus has funded an amount equal to the distributions it previously actually received pursuant to Section 8.01(b)(VI), the Funding Percentage of Maximus shall be 31.18%, the Funding Percentage of REIT III Member shall be 17.21%, the Funding Percentage of REIT IV Member shall be 17.21% and the Funding Percentage of Lightstone shall be 34.41%, assuming no change in Company Percentage Interests pursuant to the dilution provisions set forth in Section 6.03(f), and, thereafter, the Funding Percentage of Maximus shall be 25.89%, the Funding Percentage of REIT III Member shall be 18.53%, the Funding Percentage of REIT IV Member shall be 18.53% and the Funding Percentage of Lightstone shall be 37.06% until such time as Maximus has funded an amount equal to the distributions it previously received pursuant to Section 8.01(b)(V).

“GAAP” shall have the meaning set forth in the definition of “Capital Expenditures”.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Gross Capital Proceeds” shall mean the (a) the gross cash proceeds received by, or on behalf of, the Company in connection with a Capital Transaction (provided, however, that a reimbursement of transactions costs shall not constitute Gross Capital Proceeds), and (b) as reasonably approved by the Managing Member, any Capital Reserves or Operating Reserves established with the cash proceeds of a Capital Transaction in connection with such Capital Transaction that are released but not applied to a Capital Expenditure.

“Gross Rents” shall mean all cash rents, including base rents, advance rents, any other additional rents and charges and other payments received under any lease for space at the Company Property and any other operating cash of the Company Property actually received by any Subsidiary net of any rental funds, rental settlements, and other rent reductions or offsets, but excluding: (i) any Gross Capital Proceeds, (ii) any amount received by any Subsidiary from the rebill and collection of individual water metering, unless such rebill and collection includes a mark-up in addition to the amount actually paid to the water company by any Subsidiary (the “Mark-up”), in which case the Mark-up actually collected by any Subsidiary shall be included in the calculation of Gross Rents, (iii) security deposits unless and until such deposits are applied as rental income upon termination of tenant, (iv) amounts paid by reason of the breach of any lease for space at the Company Property, (v) refunds or rebates from suppliers or vendors, (vi) applicable sales tax, and (vii) interest income or investment income.

“Gross Operating Receipts” shall mean, for any given period, the sum of (a) any and all cash receipts (other than Gross Capital Proceeds and any Capital Contributions) received by, or on behalf of, the Company or any Subsidiary, and (b) as reasonably approved by the Managing Member, Capital Reserves (which are not related to a Capital Transaction) and Operating Reserves which are released but not applied to the item for which they were reserved (provided, however, that if all or any portion of any such Capital Reserves or Operating Reserves was funded by Capital Contributions, then, in any such event, release of such reserves shall not constitute Gross Operating Receipts).

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“Indemnified Party” shall have the meaning set forth in Section 4.06(a) hereof.

“IndependentManager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent managers, another nationally-recognized company reasonably approved by Lender, in each case that is not a Restricted Party and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(i)          a member, partner, equity holder, manager, director, officer or employee of any Restricted Party (as such term is defined in Property Owner’s Loan Agreement) (other than as an independent manager of any Restricted Party that is not in the direct chain of ownership of the Company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of its business);

(ii)         a creditor, supplier or service provider (including provider of professional services) to the Company or any of its equity holders or Affiliates (other than a nationally recognized company that routinely provides professional independent managers and other corporate services to the Company or any of its Affiliates in the ordinary course of its business);

(iii)        a family member of any Person described in clause (i) or (ii) above; or

(iv)        a Person that controls (whether directly, indirectly or otherwise) any Person described in clause (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph(i) above by reason of being the independent manager of a “special purpose entity” affiliated with the Company shall be qualified to serve as an Independent Manager of the Company, provided that the fees that such individual earns from serving as an independent manager of affiliates of the Company in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 5.1.31 in Property Owner’s Loan Agreement. Without in anyway limiting any of the foregoing, a Person that satisfies the foregoing but is an independent manager of one of the Members is disqualified from serving as an Independent Manager of the Company.

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“Initial Business Plan” shall have the meaning set forth in the definition of “Business Plan”.

“Initial Cap Ex Plan” shall mean the initial budget and plan for renovations at the Property to be submitted by Administrative Member as part of the Initial Business Plan.

“Initial Capital Contribution” shall have the meaning set forth in Section 6.01 hereof.

“Initial Members” shall mean Lightstone, REIT III Member, REIT IV Member and Maximus.

“IRR” shall mean with respect to any Member, the distribution of Distribution Amounts to such Member equal to all of such Member’s Capital Contributions to the Company and an internal rate of return (with reference to “XIRR” on Excel) on such Capital Contributions at the applicable percentage per annum, based on a 360 day year for the actual number of days elapsed, commencing on the date or dates that each such Member’s applicable Capital Contribution is received by the Company, taking into account the timing and amounts of all such distributions of Distribution Amounts from the Company to such Member. IRR shall be computed by assuming that all such Capital Contributions made by a Member, and all such distributions received by a Member, occur on the day on which they are actually made or received.

“Key Principals” shall mean Rob Rosania, Seth Mallen and Matthew Myzak.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, treaties, rules, orders, regulations, ordinances, judgments, decrees, injunctions, permits or requirements of Governmental Authorities affecting the Company or the Company Property or any part thereof or the zoning, construction, use, alteration, occupancy or operation thereof or any part thereof (and/or the performance or completion of any Work (as such term is defined in the Property Owner’s Loan Agreement)), whether now or hereafter enacted and in force, including, without limitation, the American with Disabilities Act, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to the Company, at any time in force affecting the Company Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Company Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lightstone” shall have the meaning set forth in the introductory paragraph hereof.

“Lightstone Guarantor” shall have the meaning set forth in Section 4.06(b) hereof.

“Loan” shall have the meaning set forth in Section 4.06(b) hereof.

“Loan Guaranty” shall have the meaning set forth in Section 4.06(b) hereof.

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“LockoutDate” shall mean the latest of (i) the date that is forty-two (42) months after the date hereof, (ii) the date on which Substantial Completion has occurred, and (iii) the first date on which Lightstone, REIT III Member and REIT IV Member have received distributions pursuant to Section 8.01 in the then preceding twelve (12) months in an amount sufficient to provide each of Lightstone, REIT III Member and REIT IV Member with a thirteen percent (13%) annual return on their respective Unreturned Capital.

“Mandatory Additional Capital Contributions” shall have the meaning set forth in Section 6.02(a) hereof.

“Managing Member” shall mean Lightstone or any other Person who is admitted as a Managing Member or otherwise engaged to serve as Managing Member of the Company in accordance with the terms of this Agreement and applicable law.

“Material Action” means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company, or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Maximus” shall have the meaning set forth in the introductory paragraph hereof. “Maximus Guarantor” shall have the meaning set forth in Section 4.06(b) hereof.

“Maximus Priority Capital” shall mean any portion of Maximus’s Capital Contributions in excess of $6,600,000.

“Maximus Priority Unreturned Capital” shall mean the Maximus Priority Capital less the aggregate distributions received (or deemed received) by Maximus pursuant to Section 8.01(b)(II).

“Member” or “Members” means the Initial Members, as the members of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term "Member" shall not include the Special Members.“Member Loan” shall have the meaning set forth in Section 6.03(c) hereof.

“Net Capital Proceeds” shall mean, with respect to each Capital Transaction, an amount equal to the excess, if any, of the Gross Capital Proceeds in connection therewith, over the sum of all payments or provisions for the payment, without duplication, of (a) all Capital Expenditures with respect to such Capital Transaction incurred with respect to the Company Property or any Subsidiary, (b) if appropriate, the application of the Gross Capital Proceeds to their intended use (e.g., application of any insurance proceeds or condemnation awards toward restoration of the Company Property), (c) any and all costs and expenses incurred in connection with such Capital Transaction, including, without limitation, attorneys’ fees and disbursements, brokerage fees, transfer or similar taxes and any and all other reasonable and customary transaction costs, and (d) as approved in writing by the Managing Member, any amounts to be maintained as Capital Reserves or Operating Reserves on account of such Capital Transaction.

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“Net Operating Cash Flow” shall mean, for any given period, an amount equal to the excess, if any, of the Gross Operating Receipts for such period over the sum of Operating Expenses and Capital Expenditures which exceed Capital Reserves and are not related to a Capital Transaction or satisfied by Capital Contributions, for such period.

“Non-Contributing Member” shall have the meaning set forth in Section 6.03(a) hereof.

“Non-DiscretionaryAdditionalCapitalContributions” shall have the meaning set forth in Section 6.02(a) hereof.

“Non-Discretionary Costs” means the following obligations of the Company or any Subsidiary:

(a)	real estate taxes and assessments on the Company Property, sales taxes, use taxes, occupancy taxes, and state and federal payroll taxes;

(b)	insurance premiums and utility payments;

(c)	the Construction Services Fee and the Asset Management Fee;

(d)	the cost of protecting against immediate injury to persons or the Company Property, including, without limitation, in respect of security and life safety, or the loss of the Company Property or any portion thereof; and

(e)	any amount demanded by, and owing to, a lender under any Loan Guaranty provided by any Member or its Affiliates, including any payments required to be made under any such Loan Guaranty.

“Obligations” shall mean the indebtedness, liabilities and obligations of the Company under or in connection with the Loan Documents (as such term is defined in the Property Owner’s Loan Agreement) or any related document in effect as of any date of determination.

“Operating Expenses” shall mean, for any given period, the sum, without duplication, of (i) all cash expenses of the Company and/or any Subsidiary during such period which constitute operating expenses under GAAP (modified for a cash method of accounting), consistently applied in connection with the ownership, operation, administration, leasing and maintenance of the Company Property and any Subsidiary, including, without limitation, real estate taxes, federal, state or local income taxes paid by the Company and/or any Subsidiary (excluding, however, any such taxes paid with respect to a Capital Transaction), insurance premiums, utility charges, maintenance expenses, any property management fee, any general and administrative expenses, (ii) all Operating Reserves during such period, and (iii) any other Operating Expense approved by the Managing Member.

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“Operating Reserves” shall mean all reserves from time to time provided in the Business Plan then in effect or as reasonably determined by the Managing Member, other than Capital Reserves.

“Organizational Documents” shall have the meaning set forth in Section 7.03 hereof.

“Outside Appraisal” shall have the meaning set forth on Schedule V hereof.

“Partnership Representative” shall have the meaning set forth in Section 8.11(c).

“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other entity.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, from the Company in favor of Property Owner’s Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Pledgor Guaranty” shall mean that certain Sole Member Guaranty, dated as of the date hereof, from the Company in favor of Property Owner’s Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“PriorityReturnPercentage” shall mean, with respect to any Member, a fraction, expressed as a percentage, the numerator of which shall be such Member’s Company Percentage Interest as of such point in time, and the denominator of which shall be the aggregate Company Percentage Interests of the Members as of such point in time, but considering only the Maximus Priority Capital for all purposes of this aggregation (i.e., not including any portion of Maximus’s Company Percentage Interest that does not relate to the Maximus Priority Capital). For the avoidance of doubt, as of the date hereof, the Priority Return Percentages of Lightstone, REIT III Member, REIT IV Member and Maximus are 48.61%, 24.30%, 24.30% and 2.79%, respectively.

“Promote Buyout” shall have the meaning set forth in Section 9.04(a) hereof.

“Promote Buyout Price” shall have the meaning set forth in Section 9.04(d) hereof.

“Promote Distributions” shall mean the distributions received or receivable by Maximus pursuant to either clauses (V), (VI) and (VII) of Section 8.01(b) or clauses (III), (IV) or (V) of Section 8.01(c) (as applicable) in excess of the distributions that would be received or receivable by Maximus if distributions pursuant to such clauses were distributed pro rata and pari passu to the Members in accordance with their respective Company Percentage Interests.

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“Property” shall mean, collectively, the fee interests in and to the real property known as The Cove at Tiburon, located at 60 Barbaree Way, Tiburon, California, as more particularly described on Exhibit 1 annexed hereto and made a part hereof.

“Property Management Agreement” shall mean that certain Property Management Agreement dated as of the date hereof by and between Property Owner and Asset Manager.

“Property Owner” shall mean RP Maximus Cove Owner, L.L.C., a Delaware limited liability company.

“Property Owner’s Lender” shall mean CMTG CA Lender 2 LLC. “Property Owner’s Loan” shall mean the loan made by Property Owner’s Lender to Property Owner pursuant to Property Owner’s Loan Agreement.

“Property Owner’s Loan Agreement” shall mean that certain Loan Agreement dated as of the date hereof between Property Owner, as borrower, and, Property Owner’s Lender as Lender.

“Proposed Business Plan” shall have the meaning set forth in Section 4.01(e)(I) hereof.

“PurchaseAgreement” shall mean collectively, (i) that certain Agreement of Sale and Purchase (Membership Interests) dated as of September 29, 2016 by and among RP Cove, L.L.C. and Lightstone, (ii) that certain Agreement of Sale and Purchase (Membership Interests) dated as of September 29, 2016 by and among RP Cove, L.L.C. and REIT Member, and (iii) that certain Agreement of Sale and Purchase (Membership Interests) dated as of September 29, 2016 by and among Lightstone and Maximus.

“Qualified Appraiser” shall have the meaning set forth on Schedule V hereof.

“Reimbursement Agreement” shall have the meaning set forth in Section 4.06(b) hereof.

“REIT III Member” shall have the meaning set forth in the introductory paragraph hereof.

“REIT IV Member” shall have the meaning set forth in the introductory paragraph hereof.

“Replacement Managing Member” shall have the meaning set forth in Section 4.07(a) hereof.

“Required Additional Capital Contributions” shall have the meaning set forth in Section 6.02(a) hereof.

“RP” shall have the meaning set forth in the recitals hereof.

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“Securities Act” shall have the meaning set forth in Section 7.01(e) hereof.

“Seller Ascribed Value” shall have the meaning set forth in Section 9.04(a) hereof.

“Shortfall” shall have the meaning set forth in Section 8.03 hereof.

“Sources and Uses” shall have the meaning set forth in Section 4.08(a) hereof.

"Special Member" means, upon such person's admission to the Company as a member of the Company pursuant to Section 7.06, a person acting as Independent Manager, in such person's capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Subsidiary” means any subsidiary of the Company, including, without limitation, Property Owner.

“Substantial Completion” shall mean the completion of 95% of the hard cost improvements (or work contemplated thereby) that are part of the Initial Cap Ex Plan, to be set forth in the Initial Business Plan.

“Tax Matters Member” shall have the meaning set forth in Section 8.11 hereof.

“Third Appraisal” shall have the meaning set forth on Schedule V hereof.

“Transfer” shall have the meaning set forth in Section 9.01 hereof.

“Unanimous Decision” shall have the meaning set forth in Section 4.01(d) hereof.

“Unreturned Capital” shall mean, with respect to any Member, the amount of aggregate Capital Contributions made by such Member less the aggregate distributions received (or deemed received) by such Member pursuant to Section8.01, excluding Promote Distributions and repayment of Company Loans.

ARTICLE 2

FORMATION OF COMPANY

2.01         Formation.

(a)          The Company was formed as a Delaware limited liability company by filing a Certificate of Formation (the “Certificate”) on June 13, 2013, under and pursuant to the provisions of the Act in the Office of the Secretary of State of the State of Delaware. The filing of the Certificate of Formation of the Company is hereby ratified, confirmed and approved.

(b)          The Managing Member shall execute, deliver and file a certificate of formation and any amendment thereto, and any and all certificates, documents and instruments, in each case with the Delaware Secretary of State or otherwise as appropriate, and shall make such other filings as may be required under the Act or the laws of any other jurisdiction in which the Company shall carry on its business.

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2.02         Name. The name of the Company is “RP MAXIMUS COVE, L.L.C.” The business of the Company may be conducted in compliance with all applicable laws under any other name designated by the Managing Member from time to time.

2.03         Principal Place of Business. The principal place of business of the Company shall be c/o The Lightstone Group, 1985 Cedar Bridge Avenue, Lakewood, New Jersey 08701. From time to time, upon ten (10) days’ notice to the Members, the Managing Member may change the location of the Company’s principal place of business.

2.04         Registered Office and Registered Agent. The Company’s registered agent and office in Delaware shall be at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, and the name of the registered agent of the Company in the State of Delaware at such address is National Registered Agents, Inc. From time to time, the Managing Member may designate another registered agent and/or registered office.

2.05         Term. The term of the Company commenced on the date of filing of the Certificate with the Secretary of State of the State of Delaware, and shall continue until dissolved in accordance with the terms of this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

ARTICLE 3

PURPOSE AND POWERS OF COMPANY

3.01         Purpose. The purpose of the Company is to own 100% of the membership interests in the Property Owner and to cause the Property Owner to own, hold, manage, develop, operate, improve, build upon, rehabilitate, alter, lease, ground lease, license, repair, transfer, sell, recapitalize, develop and otherwise deal with and dispose of Company Property, and to engage in any and all activities necessary, appropriate, proper, advisable, incidental or convenient thereto; provided, however, that the primary use of the Property at all times shall be residential, with related amenities. Without the consent of the Members, the Company shall not incur, assume or guaranty any indebtedness.

3.02         Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to, or for the furtherance of, the purpose set forth in Section 3.01 hereof, including, without limitation, the power:

(a)          To conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purposes of the Company;

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(b)          To make capital contributions to any Subsidiary as are necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purposes of the Company;

(c)          Through a Subsidiary, to enter into, take any action or refrain from taking any action under, pursuant to, or in furtherance of any and all other contracts of any kind, including, without limitation, contracts with any Member or any Affiliate thereof, or any agent of the Company, in each case to the extent that such contracts are necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purposes of the Company;

(d)          To invest and reinvest its funds to the extent necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purposes of the Company; and

(e)          To conduct all other activities determined by the Managing Member to be necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purposes of the Company.

ARTICLE 4

MANAGEMENT OF THE COMPANY

4.01         Management.

(a)           (I)         Except as otherwise provided in this Agreement, the Company and all of its affairs and interests shall be managed by the Managing Member. The Managing Member may delegate its management rights and duties hereunder from time to time, in whole or in part.

(II)        The Asset Manager shall be charged with the day-to-day management to carry out the objectives and purposes of the Company and its Subsidiaries and shall manage the Company Property subject to and in accordance with the terms of this Agreement, and in all events subject to and in accordance with the Business Plan then in effect and as otherwise directed by the Managing Member in the exercise of the Managing Member’s right, power and authority under this Agreement (subject to Section 4.01(d)).

(III)       The Administrative Member agrees that neither the Administrative Member nor the Asset Manager shall take any action with respect to the Company, any Subsidiary or the Company Property to the extent that such action is (x) reserved to the Managing Member under this Agreement or (y) is not specified in the Business Plan then in effect. Subject to the terms of Sections4.01(a)(I) and (IV), the Asset Manager shall perform its obligations pursuant to and in accordance with the Property Management Agreement.

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(IV)        Upon the occurrence of an Administrative Member Termination Event, at the Managing Member’s election (a “Administrative Member Termination Election”), exercised by written notice to the Administrative Member and Asset Manager and effective immediately, (A) the delegation of limited authority to both the Administrative Member under this Agreement shall cease, (B) the Property Management Agreement shall terminate and Asset Manager shall no longer be entitled to receive the Asset Management Fee, (C) the Administrative Member shall no longer be entitled to receive any Promote Distributions, (D) without any authorization being required from the Administrative Member (except with respect to Fundamental Decisions), the Asset Manager or any other Person, the Managing Member automatically shall have all of the right, power and authority to perform the services and obligations previously performed by the Administrative Member hereunder and Asset Manager under the Property Management Agreement, and shall thereafter have the sole right to enter into any contract or agreement (or to cause the Company or any Subsidiary, as applicable, to enter into any contract or agreement) for the performance of such services or obligations and (E) the Administrative Member shall no longer have the right to approve or consent to any decision or action of the Company or any Subsidiary other than Fundamental Decisions. If the Managing Member makes an Administrative Member Termination Election in accordance with this Section 4.01(a)(IV), then the Managing Member shall use commercially reasonably efforts to cause the Administrative Member and/or any of its Affiliates to be released from any Loan Guaranty; provided, however, that such release shall not be a condition precedent to an Administrative Member Termination Election so long as the Reimbursement Agreement remains in full force and effect as of the date of such Administrative Member Termination Election.

(V)         The Members acknowledge and agree that the Managing Member shall have the right at any time and from time to time, upon notice to Asset Manager, to elect to perform any or all of the Asset Manager’s services pursuant to the Property Management Agreement directly itself in place of performance thereof by the Asset Manager, provided, however, no such election shall effect or limit Asset Manager’s right to receive the Asset Management Fee, and Asset Manager shall continue to be paid the Asset Management Fee in accordance with the terms of the Property Management Agreement notwithstanding any such election by Managing Member, unless and until an Administrative Member Termination Event occurs.

(VI)        Intentionally omitted.

(b)          All documents, instruments and agreements and the like to be executed by the Company or any Subsidiary shall be executed and delivered by the Managing Member (or any officer thereof or Person designated by the Managing Member) only.

(c)          Without limiting any of the rights, powers and authority of the Managing Member under this Agreement or the Act, for greater clarity the Managing Member’s full, complete and exclusive power and authority shall include, without limitation, the following specific actions or decisions which may be taken or decided solely by the Managing Member, in its sole and absolute discretion without obtaining the consent of any other Member (subject, in each case, to Section 4.01(d)):

(I)         Approve (or reject) any Business Plan (or any amendment, modification and/or supplement thereto) from time to time in accordance with the terms of this Agreement, and at any time and from time to time submit to the Administrative Member modifications to all or any portion of any Business Plan during the course of a calendar year, which modifications shall be incorporated in the Business Plan then in effect and such Business Plan as modified shall be deemed to be the Business Plan then in effect;

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(II)        Directly or indirectly (through a Subsidiary), to sell, exchange or otherwise dispose of all or any portion of the Company Property to an unrelated third party following a bona fide third party offer (including any transaction structured as a sale of membership interests in a Subsidiary or a merger or consolidation of a Subsidiary with an unrelated Person or a transfer of a Subsidiary’s interest in the Company Property);

(III)       Directly or indirectly, to take any action, refrain from taking any action, with respect to the management, capital financing, restructuring, recapitalization, license, lease, transfer or other disposition, development, improvement, rehabilitation, alteration, repair or completion of construction of any Company Property;

(IV)        To purchase surety bonds and liability and other forms of insurance to protect the Company Property and any business in connection therewith in such amounts as the Managing Member shall determine;

(V)         In accordance with the Business Plan, directly or indirectly, subject to the terms of this Agreement, to acquire, hold and own any additional Company Property which is necessary or advisable to hold or own in order to protect, preserve or enhance the Company Property, in the name of the Company or its Subsidiary;

(VI)        To invest any Company funds in any manner selected by the Managing Member;

(VII)       To make any expenditure or incur any obligation by or on behalf of the Company;

(VIII)    Subject to the other limitations set forth herein, to execute and/or deliver any document or instrument in connection with any action of the Managing Member;

(IX)        To employ, engage or retain (and dismiss) any service providers to the Company to act as brokers, accountants, attorneys, managers, engineers, employees (provided, however, that neither the Company nor any Subsidiary shall have any paid employees) or in such other capacities as the Managing Member may reasonably determine are necessary, appropriate, proper, advisable, incidental, or convenient to the accomplishment of the purposes of the Company, and the Managing Member shall be entitled to rely in good faith upon the recommendations, reports and advice given by any such Persons in the course of their professional engagement;

(X)         To institute any material legal proceeding (including, without limitation, any tax protest proceeding) in the name of the Company or any Subsidiary, settle any material legal proceeding against the Company or any Subsidiary and confess any material judgment against the Company or any Subsidiary or any Company Property;

(XI)        To establish leasing guidelines and to enter into, amend, modify and/or terminate any lease for space at the Company Property, in each case in accordance with the Business Plan;

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(XII)       To determine Net Operating Cash Flow and Net Capital Proceeds, in accordance with this Agreement;

(XIII)      To establish Operating Reserves or Capital Reserves whether or not required under any agreement entered into by the Company or any Subsidiary or contemplated by the Business Plan then in effect;

(XIV)      To supplement and/or modify, in form, scope and substance satisfactory to the Managing Member, any budget, renovation plan and/or capital improvement project with respect to Company Property (it being agreed that any such renovation and/or capital improvement project shall be implemented by the Asset Manager at the direction of the Managing Member);

(XV)       To execute on behalf of the Company or any Subsidiary all instruments and documents, including, without limitation, management agreements, sub-management agreements, checks, drafts, documents providing for the disposition of Company Property, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents which the Managing Member deems necessary, appropriate, advisable, incidental or convenient to the accomplishment of the purposes of the Company, but limited only to those documents to the extent issued in connection with a transaction otherwise permitted under this Agreement;

(XVI)     To do and perform all other acts not in violation of this Agreement as the Managing Member may determine to be necessary, appropriate, proper, advisable, incidental or convenient to implement or otherwise to conduct the Company’s business.

(d)           Notwithstanding anything contained herein to the contrary, without the written consent of all Members in each instance, the Company shall not take or cause any Subsidiary to take (and no Member shall take on behalf of the Company or any Subsidiary) any of the actions set forth on Schedule IV (each, a “Unanimous Decision”). Except as otherwise provided in Schedule IV, each Member’s consent to a Unanimous Decision may be withheld in its discretion. Only the Managing Member shall have the right and authority to propose Unanimous Decisions. In addition, all decisions as to any amendment, modification, enforcement, extension and/or termination of, or the exercise or waiver by the Company or any Subsidiary of any rights or options it may have under, any Affiliated Contract and all decisions with respect to any litigation in which any Affiliate of a Member is involved in opposition to the Company or a Subsidiary shall be made by the Member which is unaffiliated. The unaffiliated Member shall have the right, both in its own name and on behalf of the Company or any Subsidiary (without the consent of the other Member), to make any such decisions from time to time.

(e)            The annual Business Plan for each calendar year shall be prepared and approved as follows:

(I)          On or prior to the 15th day of October of each calendar year, the Asset Manager or the Administrative Member shall submit to the Managing Member for approval a business plan for the operation and management of the Company Property (a “ProposedBusiness Plan”).

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(II)        Each Proposed Business Plan (and all budget and other items set forth therein) shall be prepared in a manner consistent with the market standards applicable to facilities substantially similar to the Company Property. Each Proposed Business Plan shall be in the form of the Initial Business Plan approved by Managing Member and shall set forth in reasonable detail the parameters, guidelines and assumptions pursuant to which the Company will effectuate the performance of the purposes of the Company, including, without limitation, the proposed terms and timing of any lease (other than leases of individual units at the Property in accordance with the Business Plan), sale or restructuring and release of promotional and advertising materials relating to the Company Property, and the Company’s and its Subsidiary’s compliance with the terms of each contract and agreement binding upon it. Each Proposed Business Plan shall include a capital budget and an operating budget for the operation of the Company Property for the next calendar year.         The Asset Manager or the Administrative Member shall also deliver to the Managing Member such supporting documents as may reasonably be requested for purposes of verifying the accuracy, appropriateness and reasonableness of the particular Proposed Business Plan a budget of projected Gross Operating Receipts, Net Operating Cash Flow, Operating Expenses, Capital Expenditures, Gross Capital Proceeds, Net Capital Proceeds, other income or expenses, projected reserves for working capital, replacements, and other cash requirements, and other matters as may be reasonably requested, all in such detail as may be reasonably requested.

(III)       The Managing Member shall review and (i) approve or disapprove all or any portion of each Proposed Business Plan, or (ii) request additional detail or information by notice to the Asset Manager or the Administrative Member within thirty (30) business days after the receipt thereof. Any disapproval or objection to all or any portion of the Proposed Business Plan shall specify the reasons therefor. If the Managing Member has not provided the Asset Manager or the Administrative Member with written notice of its disapproval of any Proposed Business Plan or request for additional detail within such thirty (30) business day period after receipt by the Managing Member of such Proposed Business Plan, then, in such event, such Proposed Business Plan shall be deemed disapproved in its entirety by the Company. If the Managing Member provides the Asset Manager or the Administrative Member with written notice of any disapproval or objections it may have to all or any portion of a Proposed Business Plan or a request for additional detail within the foregoing thirty (30) business day period, then, in any such event, such Proposed Business Plan shall be deemed disapproved in its entirety but the Managing Member and the Asset Manager or the Administrative Member promptly shall work together in good faith to resolve the objections. If, within ten (10) days after the end of the thirty (30) business day period, the Managing Member does not agree upon all or any portion of the Proposed Business Plan for any calendar year, then the Business Plan then in effect shall be adopted as the Business Plan for the next calendar year; provided, however, the approved annual operating budget deemed in effect shall automatically be adjusted for increases or decreases, if any, in Non-Discretionary Costs. If the Managing Member and the Asset Manager or the Administrative Member do resolve any objections, then the Asset Manager or the Administrative Member shall resubmit an appropriately revised Proposed Business Plan incorporating the resolution, which shall be the Business Plan for the next calendar year (any Proposed Business Plan, following its approval in whole or in part (as to the part approved only) by the Managing Member, shall be hereinafter referred to as a “BusinessPlan”). Notwithstanding anything herein to the contrary, subject to Section 4.01(d), the Managing Member may, at any time and from time to time submit to the Asset Manager or the Administrative Member modifications to all or any portion of any Business Plan during the course of a calendar year, which modifications shall be incorporated in the Business Plan then in effect and such Business Plan as modified shall be deemed to be the Business Plan then in effect.

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(IV)        Each of the budgets contained in a Business Plan shall be prepared on an accrual basis in accordance with GAAP showing a projection of Gross Operating Receipts, Gross Capital Proceeds, Operating Expenses and Capital Expenditures for the applicable calendar year. The Asset Manager or the Administrative Member will update the Managing Member from time to time regarding material variances to the Business Plan then in effect.

4.02         Other Power and Authority.

(a)           Unless authorized in writing to do so by this Agreement or by the Managing Member, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized in writing by the Managing Member to act as an agent of the Company in accordance with the previous sentence.

(b)           The Managing Member may delegate all or any portion of its power and authority to officers of the Company appointed by the Managing Member to serve under the direction of the Managing Member. Each officer so appointed shall hold office for such term as is designated by, or otherwise at the pleasure of, the Managing Member.

4.03         LiabilityforCertainActs. The Members shall devote such time to the Company business as each Member deems to be necessary or desirable in connection with its duties and responsibilities hereunder. So long as the Managing Member is not grossly negligent and does not engage in willful misconduct in performing its duties, it shall have no liability by reason of being or having been the managing member of the Company. So long as the Administrative Member or the Managing Member is not grossly negligent and does not engage in willful misconduct in performing its duties, it shall have no liability by reason of being or having been the administrative member of the Company. The Managing Member does not, in any way, guarantee a profit for the Members from the operations of the Company. No Member shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member (including, without limitation, as a result of any claim of breach of fiduciary duty of the Managing Member, the Administrative Member or the Asset Manager, all such claims being expressly waived by the Members), unless and only to the extent that the loss or damage is primarily attributable to the direct gross negligence or willful misconduct of such Member.

4.04         NoExclusiveDutytoCompany. Notwithstanding any other duty existing at law or in equity, and to the fullest extent permitted by law, the Members recognize that the Members and their respective officers, directors, shareholders, members, partners, employees and Affiliates have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and that the Members and their respective officers, directors, shareholders, members, partners, employees and Affiliates are entitled to carry on such other business interests, activities and investments. The Members and their respective officers, directors, shareholders, members, partners, employees and Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real and personal property on its own behalf or on behalf of other entities with which any Member is affiliated or otherwise. The Members and their respective officers, directors, shareholders, members, partners, employees and Affiliates may engage in such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members. Neither the Company nor any other Member shall have any right, by virtue of this Agreement or otherwise, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

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4.05         BankAccounts. The Managing Member may from time to time open non-interest bearing bank accounts in the name of the Company or any Subsidiary, and the Managing Member shall be the sole signatory thereon, unless the Managing Member determines otherwise.

4.06         Indemnity of Members, Employees and Other Agents.

(a)           Subject to the terms of Section 4.06(b) below, the Company shall, to the fullest extent permitted by applicable law, indemnify and defend each Member (an “Indemnified Party”) and hold each Indemnified Party harmless from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Damages”) which such Indemnified Party may suffer or incur or to which such Indemnified Party may become subject, arising from or in connection with this Agreement or the Company’s business or affairs, except for (and only to the extent that) any loss, claim, damage, liability or expense attributable to the gross negligence or willful misconduct of such Indemnified Party. Subject to the terms of Section 4.06(b) below, if any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising from or in connection with this Agreement or the Company’s business or affairs, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including, without limitation, the cost of any investigation and preparation) as and when they are incurred, provided that such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses if it shall ultimately be determined that such Indemnified Party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. If for any reason (other than the gross negligence or willful misconduct of the Indemnified Party in question) the foregoing indemnification is unavailable to the Indemnified Party in question or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Indemnified Party in question as a result of such loss, claim, damage, liability or expense, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Indemnified Party in question on the other hand or, if such contribution is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. The indemnification and the other provisions in this Section4.06 shall run to the benefit of all Affiliates of each Indemnified Party and the officers, directors, employees, shareholders, partners, members, agents and representatives of each of them and the successors and assigns of each of them.

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(b)           Notwithstanding anything to the contrary contained in this Agreement, in the event that any direct or indirect member, principal or affiliate of Lightstone (individually and collectively, the “Lightstone Guarantor”) and/or any direct or indirect member, principal or affiliate of Maximus (individually and collectively, the “Maximus Guarantor”) shall enter into any “bad boy” guaranty, environmental indemnity, non-recourse carveout or other guaranty (each, a “LoanGuaranty”) in favor of any institution providing any loan to the Company or any Subsidiary (a “Loan”), then, in any such event, Maximus, the Maximus Guarantor, Lightstone and the Lightstone Guarantor shall enter into a Reimbursement and Indemnity Agreement in substantially the form annexed hereto as Exhibit 7 (with such changes as are agreed between the parties thereto) (the “ReimbursementAgreement”); provided, however, that neither Maximus nor the Maximus Guarantor shall be obligated to enter into the Reimbursement Agreement unless and until Maximus has reviewed and approved the Loan and the Loan Guaranty to which the Reimbursement Agreement relates. Notwithstanding anything to the contrary contained herein, (i) neither Maximus nor the Maximus Guarantor shall be obligated to enter into any Loan Guaranty unless and until Maximus has reviewed and approved the terms of the Loan to which such Loan Guaranty relates, and (ii) any amounts required to be paid by the Lightstone Guarantor or the Maximus Guarantor under any Loan Guaranty or under the Reimbursement Agreement (excluding such amounts caused by the willful misconduct, gross negligence, fraud or illegal acts of such payor or its Affiliates) shall constitute Capital Contributions hereunder, and each Member shall have the right to fund its share (in accordance with their respective Company Percentage Interests) of any such amount payable under any Loan Guaranty.

4.07         Resignation or Termination of Managing Member. The Managing Member may resign at any time by giving written notice to the Members of the Company; provided, however, that:

(a)          if Lightstone or a Replacement Managing Member resigns as the Managing Member at a time when Lightstone or an Affiliate thereof holds any Company Interest in the Company, then, in such event, Lightstone Manager or any such Affiliate shall have the sole right to appoint in its place a successor (a “Replacement Managing Member”) which controls, is controlled by or under common control with David Lichtenstein, and such Replacement Managing Member shall thereafter hold all of the rights and obligations of the Managing Member hereunder; and

(b)          if, at any time, Lightstone (or any Replacement Managing Member which controls, is controlled by or under common control with David Lichtenstein) disposes of its entire Company Interest in the Company, then, at such time as Lightstone or the Replacement Managing Member, as the case may be, shall cease to serve as Managing Member, a successor Managing Member shall be, and any successor Managing Member thereafter shall be, selected by the unanimous vote of the holders of the outstanding Company Interests in the Company.

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4.08         Expenses.

(a)           Except as otherwise provided in this Agreement, to the extent set forth on a schedule of sources and uses attached hereto as Schedule II and approved by the Members on or before the date hereof (the “Sources and Uses”), the Company shall be responsible for paying, and shall pay, whether incurred before or after the date hereof, all costs and expenses related to the organization of the Company (including legal fees and expenses of the Members and their Affiliates in connection with the preparation and negotiation of this Agreement), all costs and expenses related to the business of the Company and of holding, owning, developing, capitalizing, servicing, collecting upon and operating any property owned by the Company and/or any Subsidiary (including, without limitation, the cost of any environmental, engineering or similar report(s), the cost of all surveys of the Company Property, and any title insurance fees and premiums). In the event any such costs and expenses are or have been paid or incurred by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is approved by the Managing Member on the Sources and Uses. Notwithstanding the foregoing, in no event shall the Company have any obligation to pay or reimburse any Member for any general overhead expense of such Member.

(b)           Supplementing the foregoing, the reasonable out-of-pocket expenses actually incurred after the date hereof by the Member from time to time hereunder shall be reimbursed by the Company upon demand.

4.09         Officers.

(a)          The Managing Member may delegate all or any portion of its power and authority (subject to the terms of this Agreement) to officers of the Company appointed by the Managing Member to serve under the direction of the Managing Member. Each officer so appointed shall hold office for such term as is designated by, or otherwise at the pleasure of, the Managing Member.

(b)          The Managing Member hereby appoints Mitchell Hochberg, as President, Donna Brandin as Vice President, and Joseph E. Teichman as Vice President of the Company, to serve as President and Vice Presidents, respectively, in accordance with this Section 4.09 until such time as the authority hereby granted is revoked by the Managing Member, and hereby authorizes the President and Vice Presidents of the Company as follows:

(I)          The President shall have active, executive management of the operations of the Company, subject, however, to the terms of this Agreement governing the Company. In general, the President shall perform all duties incident to the office of President and such other duties as the Managing Member may from time to time assign to him, whether pursuant to written directions, resolutions or otherwise.

(II)         Each Vice President shall have such powers and perform such duties as the Managing Member of the Company may from time to time prescribe or as the President may from time to time delegate to him or her. At the request of the President, any Vice President may temporarily act in his place.

(III)        The signed statement of the President or any Vice President reciting that he or she has authority to take any action, as to any third party, will be conclusive evidence of the power and authority of the President or Vice President to take that action.

(IV)        Any officer may resign at any time by giving written notice to the Managing Member of the Company. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

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4.10         Limitations on the Company’s Activities.

(a)          This Section 4.10 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(b)          The Members shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Manager” or Article 1, Article 3, this Article 4, Section 7.05, Section 7.06, Article 8, Article 9, Article 10, Section 11.03, Section 11.05, Section 11.14, or Section 11.17 of this Agreement without the unanimous written consent of the Managing Member and the Independent Managers. Subject to this Section 4.10(b), the Managing Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 11.05.

(c)          Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Members, any officer or any other Person, none of the Members nor any officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Managing Member and all Independent Managers, to take any Material Action, provided, however, that so long as any Obligation is outstanding, the Managing Member may not authorize the taking of any Material Action, unless there are at least two Independent Managers then serving in such capacity.

(d)          The Managing Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Managing Member shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company. Failure of the Company, or the Managing Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Managing Member.

(e)          So long as any Obligation is outstanding, the Managing Member shall not cause or permit the Company to take any action set forth on Schedule I attached hereto. In the event of any conflict or inconsistency between the provisions of Schedule I and the rest of this Agreement, the provisions of Schedule I shall control and govern.

ARTICLE 5

RIGHTS AND OBLIGATIONS OF MEMBERS

5.01         Limitation of Liability. Each Member’s liability shall be limited as set forth in this Agreement and the Act.

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5.02         Company Debt Liability. A Member will not be personally liable for any obligations or losses of the Company beyond its respective Company Interest except as provided in Section 5.06 herein.

5.03         List of Members. Upon written request of any Member, the Managing Member shall provide a list showing the names, addresses and Company Interests of all Members.

5.04         CompanyBooks. The Asset Manager or such other Person as shall be determined by the Managing Member (which may include itself or its Affiliate) shall maintain and preserve, during the term of the Company, the accounts, books, and other relevant Company documents described in Section8.09 hereof. Upon reasonable written request, each Member shall have the right, at a time during ordinary business hours, to inspect and copy, at the requesting Member’s expense, the Company documents which the Member, in its discretion, deems appropriate.

5.05         Company Property; Nature of Interests in the Company. All property of the Company shall be owned by the Company subject to the terms and provisions of this Agreement, and no Member shall have any interest in any specific asset of the Company. The Company Interests and Company Percentage Interests (whether vested or unvested) of all Members in the Company are personal property.

5.06         Liability of a Member to the Company. A Member who receives a distribution from the Company is liable to the Company only to the extent provided by the Act.

5.07         Exculpation. No Member shall be liable to the Company or to any other Member for damages (including, without limitation, consequential, special, loss of profit, punitive or exemplary damages) for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it in connection with this Agreement or the Company’s business or affairs (including, without limitation, as a result of any claim of breach of fiduciary duty of the Managing Member or of the Administrative Member, it being understood and agreed that neither the Managing Member nor the Administrative Member shall be deemed to owe any fiduciary duty, duty of loyalty or similar duty to the Company or any other Member) except for (and to the extent of) any such loss, claim, damage or liability is attributable to the gross negligence or willful misconduct of such Member.

5.08         Loans. The Company and its Subsidiaries may, at any time and from time to time, apply for and secure one or more Loans at such rates and on such terms as are acceptable to the Managing Member, provided that such Loans shall be non-recourse to the Company, the Members and their respective Affiliates, except for the Loan Guaranties that are addressed in Section 4.06(b).

ARTICLE 6

CONTRIBUTIONS TO THE COMPANY, PERCENTAGE INTERESTS
AND CAPITAL ACCOUNTS

6.01         Members’ Capital Contributions. On the date hereof, each of the Members has made, or is deemed to have made, a Capital Contribution to the Company in accordance with the Sources and Uses and the Capital Contributions to the Company are as set forth on Exhibit 5 annexed hereto and made a part hereof.  The Capital Contributions of each Member in accordance with the Sources and Uses as set forth in Exhibit5 shall be referred to as the “Initial Capital Contribution” of such Member.

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6.02         Additional Contributions.

(a)          Following the Initial Capital Contributions, in the event that the Company or any Subsidiary is in need of additional funds (i.e., funds in excess of, to the extent already available to the Company or any Subsidiary, the Initial Capital Contributions, Loan proceeds and income then currently available to the Company or such Subsidiary) (collectively, “Additional Capital Contributions”), one or more capital calls (each, a “Capital Call”) may be made by (i) any Member, if such additional funds are required for Non-Discretionary Costs (Capital Contributions required for the foregoing items, collectively, “Non-Discretionary Additional Capital Contributions”) or (ii) the Managing Member, if such additional funds are required to pay for any other costs and approved in accordance with Section4.01(d), in either case by notice (a “Capital Call Notice”) to each Member in accordance with this Section 6.02(a). Any Capital Call shall specify the total funds required and each Member’s Funding Percentage thereof, the purpose and the date such funds are required to be contributed to the Company (the “Funding Date”), which date shall not be earlier than the expiration of five (5) Business Days after the Capital Call is made under this Section 6.02(a). On or before the Funding Date, each Member shall contribute to the Company, as a Capital Contribution, an amount equal to its pro rata share (based on Funding Percentages) of the total amount specified in the Capital Call; provided, however, that no Member shall be obligated to fund any portion of Additional Capital Contributions that are not contemplated in the Business Plan annexed hereto (“Mandatory Additional Capital Contributions”; Mandatory Additional Capital Contributions and Non- Discretionary Additional Capital Contributions are, collectively, “Required Additional Capital Contributions”)).

(b)          Except as set forth in Section 6.02(a), no Member shall be obligated to make any Capital Contribution or loan to the Company.

6.03         Failure to Fund Required Additional Capital Contributions.

(a)          In the event the Members are required to make any Required Additional Capital Contributions pursuant to Section 6.02 and a Member (a “Non-Contributing Member”) has defaulted in its obligation to contribute all of its share of such Required Additional Capital Contribution by the Funding Date set forth in the applicable Capital Call Notice (the amount so not paid on account of such Required Additional Capital Contribution, the “DefaultedAmount”), the remedies set forth in this Section 6.03 shall apply.

(b)          In the event there is a Non-Contributing Member with respect to any Required Additional Capital Contributions, the Member who is not the Non-Contributing Member (the “Contributing Member”) shall have the right, at its election, to either (i) withdraw its Required Additional Capital Contribution, or (ii) fund additional sums to the Company in the amount of the Defaulted Amount, or (iii) not take any action. Such election shall be made within ten (10) Business Days after the Contributing Member receives actual knowledge of the default of the Non-Contributing Member. If the Contributing Member has not made any election within such ten (10) Business Day period, then it shall be deemed to have elected not to take any action in accordance with the foregoing clause (iii).

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(c)          In the event that in accordance with clause (ii) of Section 6.03(b) above, the Contributing Member funds additional sums to the Company in the amount of the Defaulted Amount, then such funding shall be treated, subject to subparagraphs (d), (e) and (f) below, as a loan by the Contributing Member to the Non-Contributing Member (a “Member Loan”), in which case the Non-Contributing Member shall be deemed to have made the Required Additional Capital Contribution in response to the applicable Capital Call.

(d)          Member Loans shall be repaid to the Contributing Member together with (x) the lesser of a 15% IRR return and (y) the highest rate which may be charged under applicable law. If a Member Loan has been made, the Non-Contributing Member shall not receive any distributions of Distribution Amounts while the Member Loan, including all interest thereon, remains unpaid. Instead, the Non-Contributing Member’s share of Distribution Amounts shall first be paid to the Contributing Member, until all Member Loans to such Non-Contributing Member, including all accrued and unpaid interest thereon, shall have been repaid in full. Such payments shall be applied first to accrued interest on such Member Loans and then to the repayment of the principal amounts thereof, but shall be considered, for all other purposes of this Agreement, to have been distributed to the Non-Contributing Member. To the extent more than one Member Loan is outstanding, the Member Loans shall be repaid in the reverse order of the date made. A Member Loan, together with accrued and unpaid interest thereon, shall be prepayable at any time in whole or in part. For the sake of clarity, the making of a Member Loan by the Contributing Member and distributions of Distribution Amounts made in satisfaction of each such Member Loan (together with any interest thereon) shall be treated as contributions and distributions, respectively, of the Non-Contributing Member and not the Contributing Member for purposes of the calculation of the Members’ IRRs for purposes of Section 8.01. The provisions of this Agreement shall constitute evidence of the obligations of the Company and the Members as to any Member Loan and the absence of any note or other instrument for any Member Loan shall not affect the validity of any such Member Loan. With respect to each Member Loan, the Non-Contributing Member shall be deemed to have pledged to the Contributing Member, and granted to such Contributing Member, a continuing first priority security interest in all distributions attributable to the Non-Contributing Member’s membership interest to secure the payment of the principal of, and interest on, such Member Loan, and for such purpose this Agreement shall constitute a security agreement. The Contributing Member is authorized to immediately file one or more UCC-1 financing statements in order to perfect such security interest. In addition, the Non-Contributing Member shall promptly execute, acknowledge and deliver such other documents and take such other actions as the Contributing Member shall request in order to perfect or continue the perfection of such security interest, provided that such documents and/or actions do not increase the obligations or decrease the rights of the Non-Contributing Member under this Agreement (other than to a de minimis extent). Upon repayment of such Member Loan, the Contributing Member shall execute such documents as the Non-Contributing Member shall reasonably request to confirm the termination of such security interest.

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(e)          In the event that any Member Loan (including all interest accrued thereon) is not repaid within one hundred twenty (120) days (the “ConversionLockoutPeriod”) after the date on which it is made, then the Contributing Member shall have the right, exercisable until the later to occur of (i) one hundred twenty (120) days after the expiration of the Conversion Lockout Period (the “Conversion Election Period”) and (ii) ten (10) days following written notice of the expiration of the Conversion Election Period from the Non-Contributing Member to the Contributing Member (provided that such notice may not be delivered more than ten (10) days before the expiration of the Conversion Election Period), to elect, by delivering written notice to the Members, to convert such Member Loan into an Additional Capital Contribution by the Contributing Member (a “DefaultContribution”) (the amount of which Default Contribution shall include any accrued and unpaid interest on such converted Member Loan), upon which election the respective Company Percentage Interests of the Contributing Member and the Non- Contributing Member shall be adjusted in accordance with Section 6.03(f). Upon the Contributing Member’s conversion of such Member Loan into a Default Contribution under this Section 6.03(e), the Contributing Member shall no longer be entitled to any further interest on such Member Loan.

(f)           Upon the Contributing Member making a Default Contribution in accordance with Section6.03(c) or electing to convert an outstanding Member Loan to a Default Contribution in accordance with Section 6.03(e), (x) the Contributing Member’s Company Percentage Interest shall be recalculated and increased by an amount equal to the percentage equivalent of a fraction, (i) the numerator of which is equal to one hundred fifty percent (150%) multiplied by the amount of the Default Contribution and (ii) the denominator of which is equal to the total sum of the aggregate amount of the Capital Contributions made by all Members through and including the date the Contributing Member made such Default Contribution, and (y) the Non-Contributing Member’s Company Percentage Interest shall be reduced by an amount equal to the percentage by which the Contributing Member’s Company Percentage Interest was increased pursuant to the preceding clause (x). Schedule III attached hereto illustrates the manner in which the Members intend this equity dilution formula to be calculated. Any adjustments in Company Percentage Interests pursuant to this Section6.03(f) shall be automatic and without the necessity of any further action by any Member. In addition, if Maximus’s Company Percentage Interest drops below ten (10%) percent, then Maximus shall no longer be entitled to receive Promote Distributions and, subject to Section 4.01(a)(IV)(F), all cash that would otherwise been distributed to Maximus as Promote Distributions will be distributed to the Members pro rata and pari passu.

(g)          The Members acknowledge and agree that the remedy provisions provided for in this Section 6.03 could result in a Member having a de minimis Company Percentage Interest in the Company. Each Member acknowledges and agrees that in the event any Member fails to make its Required Additional Capital Contributions pursuant to Section 6.02, the other Members will suffer substantial damages, and the remedy provisions set forth in this Section 6.03 are fair, just and equitable in all respects and administratively superior to any other method for determining such damages. Each Member hereby agrees that in the event its interest in the Company is changed as provided in Section6.03, it shall execute and deliver such conveyances, agreements, instruments or other documents, and take such additional actions, which may be necessary, in the reasonable, good faith discretion of the other Members, to confirm and render fully effective the remedy provisions set forth in this Section 6.03.

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(h)          The remedies specified in this Section 6.03 are the exclusive rights and remedies of the Contributing Member as a result of the Non-Contributing Member’s default in its obligation to contribute its share of Required Additional Capital Contributions, and the Contributing Member shall not have any other rights and remedies at law or in equity as to any such default by the Non-Contributing Member.

6.04         Failure to Fund Other Additional Capital Contributions.

(a)          In the event there is a Non-Contributing Member with respect to any Additional Capital Contributions that are not Required Additional Capital Contributions, the Contributing Member shall have the right, at its election, to either (i) withdraw its Additional Capital Contribution, or (ii) fund additional sums to the Company in the amount of the Non- Contributing Member’s share of such Additional Capital Contribution, or (iii) not take any action. Such election shall be made within ten (10) Business Days after the Contributing Member receives actual knowledge of the non-funding of the Non-Contributing Member. If the Contributing Member has not made any election within such ten (10) Business Day period, then it shall be deemed to have elected not to take any action in accordance with the foregoing clause (iii).

(b)          In the event that in accordance with clause (ii) or (iii) of Section 6.04(a) above, the Contributing Member funds its Capital Contribution and does not demand a return of its funds and/or funds additional sums to the Company in the amount of the Defaulted Amount, then the entire amount of such funding (i.e., the Contributing Member’s share and, if applicable, the Non-Contributing Member’s share) shall be treated as a loan by the Contributing Member to the Company (a “Company Loan”), which shall be repaid by the Company together with the lesser of (x) a 15% IRR return and (y) the highest rate which may be charged under applicable law.

6.05         Capital Accounts.

(a)          Exhibit 6 annexed hereto and made a part hereof is a description of the determination of the Members’ Capital Accounts and other provisions which the Company and the Members have agreed shall govern the allocation of profits and losses and other tax compliance and accounting matters.

(b)          No Member shall have any obligation to restore all or any portion of a deficit balance in such Member’s Capital Account.

6.06         Withdrawal or Reduction of Members’ Contributions to Capital.

(a)          Except as provided in Section 10.02 hereof, a Member shall not receive out of Company Property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

(b)          Except as provided in Section10.02 hereof, a Member, irrespective of the nature of its Capital Contribution, has only the right to receive cash in return for its Capital Contribution.

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6.07         Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.01         Representations and Warranties of the Members. Each Member hereby represents, warrants and covenants to the other Members (and each Person admitted to the Company shall represent, warrant and covenant as a condition to its admission) as follows:

(a)          It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with all requisite power and authority to enter into and perform this Agreement.

(b)          This Agreement has been duly authorized, executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable in accordance with its terms.

(c)          No consents or approvals are required from any governmental authority or other Person for such Member to enter into this Agreement. All limited liability company, corporate or partnership action on the part of such Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(d)          Neither the execution nor delivery of this Agreement by such Member, nor the consummation of the transactions contemplated hereby, conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound, or any law, rule, regulation, order or decree to which it or its properties are subject.

(e)          On behalf of itself and each assignee or transferee of it, that (i) the direct and indirect ownership interests in such Member have been issued in compliance with all applicable laws, orders, judgments, ordinances, rules, regulations and requirements of all federal, state and local governmental and quasi-governmental authorities, agencies, departments, commissions, bureaus and instrumentalities (including, without limitation, those promulgated by or under the Securities Act of 1933 and the Securities Exchange Act of 1934), (ii) such Member is acquiring its Company Interest for its own account for investment and not with a view to the distribution or resale thereof, or with the present intention of distributing or reselling such interest, and that it will not transfer or attempt to transfer its Company Interest in violation of the Securities Act of 1933 (as amended, the “Securities Act”), the Securities Exchange Act of 1934 or any other applicable federal, state or local securities law, and (iii) each Member is an accredited investor under Regulation D of the Securities Act. Nothing herein shall be construed to create or impose on the Company or any Member an obligation to register any transfer of any Company Interest or any portion thereof.

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(f)           Each Member represents and warrants to the other Members that it has not dealt with any broker in connection with the transaction contemplated by this Agreement or by the Purchase Agreement, except for Michael Herman and Ackman Ziff, whose fees shall be payable by the Company. Each Member hereby agrees to indemnify, defend, and hold the other Member and the Company harmless from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which the other Member and/or the Company may suffer or incur in connection with any breach of any representation in this Section 7.01(f).

7.02         Acknowledgment of Administrative Member. The Administrative Member hereby represents and warrants that, as of the date hereof, a true, correct and complete copy of its ownership chart is annexed hereto and made a part hereof as Exhibit 3(A). No Person has any right or option to acquire shares in the Administrative Member, directly or indirectly, which, if exercised, would cause a change in control. The Administrative Member represents and warrants that neither the Administrative Member nor any Affiliate of the Administrative Member is a party to any agreement restricting, restraining or preventing such Person from entering into this Agreement or performing its obligations hereunder or thereunder (including, without limitation, a non-compete or similar arrangement).

7.03         Acknowledgment of Managing Member. The Managing Member hereby represents and warrants that, as of the date hereof, a true, correct and complete copy of its ownership chart is annexed hereto and made a part hereof as Exhibit 3(B). No Person has any right or option to acquire shares in the Managing Member, directly or indirectly, which, if exercised, would cause a change in control. The Managing Member represents and warrants that neither the Managing Member nor any Affiliate of the Managing Member is a party to any agreement restricting, restraining or preventing such Person from entering into this Agreement or performing its obligations hereunder or thereunder (including, without limitation, a non-compete or similar arrangement).

7.04         Additional Representations and Warranties. In connection with any permitted sale or other transfer of any direct or indirect interest in the Company, it shall be a condition to the effectiveness of such sale or transfer that such sale or transfer (a) be exempt from registration under or all applicable federal and state securities laws, (b) not require Lightstone or the Company or any Member to register as an Investment Company or an investment adviser under the Investment Advisers Act of 1940, as amended, (c) not cause the Company to terminate for tax purposes, including, without limitation, by reason of being taxable as a corporation or association, under the Internal Revenue Code of 1986, as amended (the “Code”), and (d) not violate any laws, orders, judgments, ordinances, rules, regulations or requirements, now or hereafter existing, of any federal, state or local governmental or quasi-governmental authority, agency, department, commission, bureau or instrumentality of any of them.

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7.05         Independent Managers. As long as any Obligation is outstanding, the Managing Member shall cause the Company at all times to have at least two Independent Managers who will be appointed by the Managing Member. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Managers shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 4.10(c). No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument, and (ii) shall have executed a counterpart to this Agreement as required by Section7.06. In the event of a vacancy in the position of Independent Manager, the Managing Member shall, as soon as practicable, appoint a successor Independent Manager. All right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the second sentence of this Section 7.05, in exercising their rights and performing their duties under this Agreement, the Independent Managers shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company. Each Independent Manager is hereby designated as a “Manager” of the Company within the meaning of Section 18-101(1) of the Act.

7.06         Special Members. Upon the occurrence of any event that causes the last remaining Member to cease to be a member of the Company (other than (i) upon an assignment by any such last remaining Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Article9, or (ii) the resignation of the last remaining Member and the admission of an additional member of the Company pursuant to Sections 4.07), each person acting as an Independent Manager pursuant to Section 7.05 shall, without any action of any Person and simultaneously with the last such Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Section 7.05; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of one or more substitute Members. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Manager pursuant to Section 7.05 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Manager pursuant to Section

7.05 shall not be a member of the Company.

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ARTICLE 8

DISTRIBUTIONS, PAYMENTS, ALLOCATIONS,
INCOME TAX, ELECTIONS AND REPORTS

8.01         Distributions; Payments.

(a)          Except as provided in Section 10.02 hereof, a Member has no right to demand or receive any distribution in any form other than cash. Subject to the terms of Section 8.02 hereof, the Managing Member shall make cash distributions of Net Operating Cash Flow and Net Capital Proceeds from time to time as determined by the Managing Member in its reasonable discretion, taking into account the Company’s current and future operational and capital needs; provided, however, that Net Operating Cash Flow shall be distributed or paid, as applicable, no less frequently than quarterly and Net Capital Proceeds shall be distributed or paid, as applicable, not later than ten (10) days after receipt thereof.

(b)          Net Operating Cash Flow available for distribution on each date for distribution shall be distributed or paid, as applicable, to the Members as follows:

(I)         first, to the payment of any Company Loans on a “last in, first out basis” (with any payment made on account of a Company Loan being applied first to any accrued and unpaid return thereon and then to the principal thereof), then

(II)        second, 100% to the Members, pro rata and pari passu in accordance with their respective Priority Return Percentages, until (A) each of Lightstone, REIT III Member and REIT IV Member has received distributions pursuant to this clause(II) in an amount equal to a return of 7% per annum on its Unreturned Capital and (B) Maximus has received distributions pursuant to this clause (II) in an amount equal to a return of 7% per annum on the Maximus Priority Unreturned Capital, then

(III)       third, 100% to Maximus, until Maximus has received distributions pursuant to this clause (III) in an amount equal to a return of 7% per annum on its Unreturned Capital (excluding, for this purpose, the Maximus Priority Unreturned Capital), then

(IV)        fourth, 100% to the Members, pro rata and pari passu in accordance with their respective Company Percentage Interests, until each of Lightstone, REIT III Member and REIT IV Member has received, on an aggregate cumulative basis, distributions under this Section8.01 sufficient to provide it with the greater of (x) a 12% IRR or (y) 1.40x multiple on its aggregate Capital Contributions (including all Additional Capital Contributions), then

(V)         fifth, (A) 82.35% to the Members, pro rata and pari passu in accordance with their respective Company Percentage Interests, and (B) 17.65% to Maximus, until each of Lightstone, REIT III Member and REIT IV Member has received, on an aggregate cumulative basis, distributions under this Section8.01 sufficient to provide it with the greater of (x) an 18% IRR or (y) a 1.60x multiple on its aggregate Capital Contributions (including all Additional Capital Contributions), then

(VI)        sixth, (A) 76.47% to the Members, pro rata and pari passu in accordance with their respective Company Percentage Interests, and (B) 23.53% to Maximus, until each of Lightstone, REIT III Member and REIT IV Member has received, on an aggregate cumulative basis, distributions under this Section8.01 sufficient to provide it with the greater of (x) a 20% IRR or (y) a 1.70x multiple on its aggregate Capital Contributions (including all Additional Capital Contributions), then

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(VII)      thereafter, (A) 70.59% to the Members, pro rata and pari passu in accordance with their respective Company Percentage Interests, and (B) 29.41% to Maximus.

(c)          Net Capital Proceeds available for distribution on each date for distribution shall be distributed or paid, as applicable, to the Members as follows:

(I)           first, to the payment of any Company Loans on a “last in, first out basis” (with any payment made on account of a Company Loan being applied first to any accrued and unpaid return thereon and then to the principal thereof), then,

(II)         second, 100% to the Members, pro rata and pari passu in accordance with their respective Company Percentage Interests, until each of Lightstone, REIT III Member and REIT IV Member has received, on an aggregate cumulative basis, distributions under this Section8.01 sufficient to provide it with the greater of (x) a 12% IRR or (y) 1.40x multiple on its aggregate Capital Contributions (including all Additional Capital Contributions), then

(III)        third, (A) 82.35% to the Members, pro rata and pari passu in accordance with their respective Company Percentage Interests, and (B) 17.65% to Maximus, until each of Lightstone, REIT III Member and REIT IV Member has received, on an aggregate cumulative basis, distributions under this Section8.01 sufficient to provide it with the greater of (x) an 18% IRR or (y) a 1.60x multiple on its aggregate Capital Contributions (including all Additional Capital Contributions), then

(IV)        fourth, (A) 76.47% to the Members, pro rata and pari passu in accordance with their respective Company Percentage Interests, and (B) 23.53% to Maximus, until each of Lightstone, REIT III Member and REIT IV Member has received, on an aggregate cumulative basis, distributions under this Section8.01 sufficient to provide it with the greater of (x) a 20% IRR or (y) a 1.70x multiple on its aggregate Capital Contributions (including all Additional Capital Contributions), then

(V)         thereafter, (A) 70.59% to the Members, pro rata and pari passu in accordance with their respective Company Percentage Interests, and (B) 29.41% to Maximus.

(d)          Tax Loan. Notwithstanding anything in this Section 8.01 to the contrary, upon Maximus’s request, (i) the Company shall reallocate distributions from Lightstone, REIT III Member and REIT IV Member (to the extent Lightstone, REIT III Member and REIT IV Member would otherwise then be receiving distributions) to Maximus for each Fiscal Year in an amount equal to the product of (x) taxable income allocated to Maximus for such Fiscal Year pursuant to Exhibit C multiplied by (y) the highest marginal rate applicable to individuals resident in California (including the state and local rate applicable to such individuals) and taking into account the character of the income allocated and the deductibility of state and local taxes for federal income tax purposes, and (ii) such reallocated distributions shall be treated hereunder as Member Loans earning interest at a rate of ten percent (10%) per annum; provided that such Member Loan shall not be subject to any conversion right by the Contributing Member under Section 6.03(e) of this Agreement; and provided further, however, that the Company shall have no obligation to make distributions to Maximus, and none of Lightstone, REIT III Member or REIT IV Member shall have any obligation to pay any amounts to Maximus, under this Section 8.01(d) in excess of the amount otherwise available for distribution to Lightstone, REIT III Member or REIT IV Member (as applicable) in accordance with the terms hereof.

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8.02         Limitation Upon Distributions.

(a)          Subject to the prior written consent of the Managing Member, no distribution shall be made if, after such distribution is made:

(i)          the Company would be insolvent; or

(ii)         the net assets of the Company would be less than zero.

(b)          The Managing Member may base a determination that a distribution may be made under Section 8.02(a) in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

8.03         Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

8.04         Tax Withholding. If the Company incurs a withholding tax obligation with respect to the share of income allocated to any Member, (a) any amount which is (i) actually withheld from a distribution that would otherwise have been made to such Member and (ii) paid over to the Internal Revenue Service or state or local taxing authority in satisfaction of such withholding tax obligation shall be treated for all purposes under this Agreement as if such amount had been distributed to such Member, and (b) any amount which is paid over to the Internal Revenue Service or state or local taxing authority by the Company in satisfaction of such withholding obligation, but which exceeds the amount, if any, actually withheld from a distribution which would otherwise have been made to such Member, shall be treated as an advance to such Member. Amounts treated as advanced to any Member pursuant to clause(b) of this Section 8.04 shall be repaid by such Member to the Company within thirty (30) days after any Member gives notice to such Member making demand therefor. Any amounts so advanced and not timely paid shall bear interest, commencing on the expiration of said thirty (30) day period, at a rate equal to the lesser of (x) twenty percent (20%) per annum or (y) the highest rate which may be charged under applicable law, in each case compounded monthly. The Company shall collect any unpaid amounts due under this Section 8.04 from any Company distributions that would otherwise be made to such Member.

8.05         Allocations. Exhibit 6 attached hereto and made a part hereof sets forth certain tax allocations by the Company.

8.06         Accounting Principles. The books of the Company shall be kept on an accrual basis in accordance with GAAP; provided, however, that the Members acknowledge and agree that, for federal income tax reporting purposes, the Company will be treated as the owner of the Company Property and the obligor on the indebtedness secured by the Company Property.

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8.07         Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution.

8.08         Accounting Period. The Company’s accounting period shall be the calendar year.

8.09         Records, Audits and Reports. At the expense of the Company, the Asset Manager or the Administrative Member shall maintain or cause to be maintained the books, records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:

(a)          a current list of the full name and last known address of each Member setting forth the Company Percentage Interest and the amount of cash each Member has contributed, a description and statement of the agreed value of the other property or services each Member has contributed or has agreed to contribute in the future, and the date on which each became a Member;

(b)          a copy of the certificate of formation of the Company and any Subsidiary, this Agreement and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c)          copies of any financial statements of the Company and its Subsidiaries for the three (3) most recent years;

(d)          any written consents obtained from Members for actions taken by Members without a meeting; and

(e)          a writing prepared by the Managing Member setting out the following:

(i)          the times at which or events on the happening of which any additional contributions agreed to be made by each Member are to be made;

(ii)         any right of a Member to receive distributions that include a return of all or any part of the Member’s Capital Contributions; and

(iii)        any power of a Member to grant the right to become an assignee of any part of the Member’s interest, and the terms and conditions of the power.

8.10         Tax Returns and Tax Elections.

(a)          The Administrative Member shall cause to be prepared and filed, at the expense of the Company, all required city, state and federal informational tax returns for the Company on or before the date that such returns are due, and shall cause to be prepared and delivered to all Members, by February 28 of each year, all completed informational returns due to the Members, including, without limitation, K-1 forms. All expenses incurred in connection with the above shall be borne by the Company.

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(b)          Except as otherwise expressly provided herein, the Managing Member shall make all applicable elections, determinations and other decisions under the Code (or any other federal or state law), including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall have the sole authority to approve the settlement or compromise of all audit matters raised by the Internal Revenue Service or other taxing authority affecting the Members generally. The Members each shall take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company.

8.11         Tax Matters Member.

(a)          The Managing Member is designated the “tax matters partner” (as defined in Code Section 6231 and for purposes of this Agreement defined as the “Tax Matters Member”), and, subject to the further terms of this Section 8.11, is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including, without limitation, administrative and judicial proceedings, subject to the further terms of this Section8.11, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with each other and to do or refrain from doing any and all things reasonably required to conduct such proceedings. All expenses incurred in connection with any such audit and with any other tax investigation, settlement or review shall be borne by the Company.

(b)          In the event that the Company shall be the subject of an audit by any federal, state or local taxing authority, to the extent that the Company is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Member shall be authorized to act for, and its decision shall be final and binding upon, the Company and each Member thereof; provided, however, that the Tax Matters Member shall (i) notify the Members of any administrative proceeding with respect to the Company pursuant to Section 6223(c) of the Code, (ii) furnish the Members with any material correspondence or communication relating to the Company from the Internal Revenue Service received by the Tax Matters Member, and (iii) consult with the other Members prior to taking any material action relating to the tax affairs of the Company.

(c)          The Tax Matters Member shall be the person authorized to act on behalf of the Company (the “PartnershipRepresentative”) pursuant to Section 6223(a) of the Code (as amended by the 2015 Act). The provisions of Section 8.01(a) and (b), to the extent available under the 2015 Act, shall also apply to this Section 8.01(c). In such capacity, subject to Section 4.01(d), the Partnership Representative shall have the right to make on behalf of the Company any election and take such other action available to the Partnership Representative under the Code.

(d)          The Company shall indemnify and reimburse the Tax Matters Member for all reasonable expenses, including, without limitation, legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members to the fullest extent permitted by law.

(e)          All tax decisions and elections by the Tax Matters Partner or Partnership Representative that disproportionately (as compared to the Tax Matters Partner) and materially adversely affect a Member shall be subject to such affected Member’s consent, not to be unreasonably withheld, conditioned or delayed.

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ARTICLE 9

TRANSFERABILITY; SALE OF PROPERTY

9.01         General. Without the prior written consent of the other Members in each instance, (i) no Member shall sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer for consideration, or gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law) directly or indirectly, all or any portion (a “Transfer”), of its Company Interest in the Company (including, without limitation, any right to receive distributions, dividends or profits from the Company), and (ii) there shall occur no Transfer of a direct or indirect ownership interest in Asset Manager, it being understood and agreed that (a) to the extent that any Member or any owner of an indirect ownership interest in the Company or Asset Manager is an individual, (I) a Transfer by such Member or such holder of an indirect interest, as the case may be, to a trust or other entity established and maintained solely for purposes of estate planning shall not be deemed a Transfer so long as the Company received prior written notice thereof and the sole beneficiaries of such transferee (other than de minimis interests held by charitable organizations) are and continue to be such Member’s or such interest holder’s, as the case may be, brothers and sisters, spouse, ancestors or lineal descendants and (II) a Transfer to the spouse or children of such Member or holder upon the death of such individual shall not constitute a violation of this Agreement so long as such resulting holder agrees to be bound by the provisions of this Agreement to the extent applicable, (b) at any time and from time to time the direct or indirect partners, members and/or shareholders in Lightstone may Transfer any direct or indirect interest in Lightstone so long as David Lichtenstein or his Affiliates (or their successors or assigns) controls, is controlled by or is under common control with Lightstone, and (c) from time to time, the direct or indirect partners, members and/or shareholders in the Administrative Member or Asset Manager may Transfer direct and indirect interests in the Administrative Member or Asset Manager, as applicable, subject to the terms of Sections 7.03 and 7.04 hereof and so long as, at all times, one (1) or more of the Key Principals controls the Administrative Member and Asset Manager. Any Transfer made or attempted to be made in violation of this Section9.01 (including, without limitation, any otherwise permitted Transfer for which proper notice and evidence has not been given to the Company) shall be null and void. Notwithstanding anything to the contrary contained herein, no Member shall make any Transfer in violation of the restriction set forth in Section 10.22 of the Purchase Agreement, without the prior written consent of the other Members. Each Member agrees to indemnify, defend, and hold the other Member and the Company harmless from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which the other Member and/or the Company may suffer or incur in connection with any breach by such Member of the terms, conditions and restrictions of Section 10.22 of the Purchase Agreement.

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9.02         Effect of Transfer. No new Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Managing Member may, at its option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

9.03         Creation of Additional Membership Interests. Additional membership interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as members, only with the approval of the Members, on such terms and conditions as the Members may mutually approve at the time of admission. Notwithstanding the foregoing, any creation of additional membership interests shall affect the Members equally, on a pari passu basis.

9.04         Maximus Property Sale/Conversion Right.

(a)          Election. At any time following the Lockout Date, following receipt of written notice (the “ElectionNotice”) from Maximus (which written notice shall be delivered in Maximus’s sole and absolute discretion) requesting that the Property be sold for not less than $X (the “SellerAscribedValue”), the Managing Member shall have the right to elect, which election shall be made within thirty (30) days after delivery of the Election Notice, to either (x) cause the Company to market the Property for sale, or (y) buy out Maximus’s interest in the Promote Distributions in accordance with Section9.04(d) below (a “PromoteBuyout”). If the Managing Member elects to effect a Promote Buyout, then the “as-is” fair market value of the Property (the “BuyoutPropertyValue”) shall be the Seller Ascribed Value or, if the Managing Member elects not to accept the Seller Ascribed Value, then the value subsequently determined by appraisal as set forth in Schedule V attached hereto and incorporated herein by reference.

(b)          PropertySale. If the Managing Member elects to market the Property for sale, then the Members shall cooperate to market the Property for sale and sell the Property. Any sale pursuant to this Section 9.04(b) shall be to a third party that is not an Affiliate of the Managing Member, and in accordance with customary brokerage procedures and on terms determined by the market. If the Managing Member elects or is required to cause the Company to market the Property for sale and the applicable Subsidiary has not entered into a binding agreement to sell the Property (pursuant to which the purchaser has made a non-refundable deposit, subject to customary conditions) within nine (9) months of the Election Notice, or has not closed on a sale of the Property within twelve (12) months of the Election Notice, then Maximus may, by written notice to the Managing Member, require the Managing Member to effect a Promote Buyout in accordance with Section 9.04(d).

(c)          Intentionally Omitted.

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(d)          Promote Buyout. If the Managing Member elects pursuant to Section 9.04(a) to effect a Promote Buyout, then (i) Lightstone, REIT III Member and REIT IV Member shall pay to Maximus (pro rata, in accordance with their respective Company Percentage Interests) an aggregate amount (the “Promote Buyout Price”) equal to the aggregate Promote Distributions that Maximus would receive if Distribution Amounts in an amount equal to the Net Capital Proceeds which would result if the Property were sold to a third party for the Buyout Property Value were distributed pursuant to Section 8.01(c), and any reserves then held by the Company or any Subsidiary liquidated and distributed pursuant to Section 8.01(c) and (ii) from and after payment of the Promote Buyout Price, (x) distributions shall no longer be made pursuant to Section 8.01 and all Distribution Amounts shall instead thereafter be distributed to the Members pro rata and pari passu in accordance with their respective Company Percentage Interests, subject to repayment of any outstanding Company Loans, (y) the Managing Member shall have the right to replace Maximus as Administrative Member and terminate its services as Asset Manager and (z) Maximus shall no longer have the right to approve or consent to any decision or action of the Company other than Fundamental Decisions. For the avoidance of doubt, from and after a Promote Buyout, any Required Additional Capital Contributions to the Company shall be made by the Members in accordance with their respective Company Percentage Interests.

ARTICLE 10

DISSOLUTION AND TERMINATION

10.01       Dissolution.

(a)           The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18 802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the last remaining Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the last remaining Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant this Agreement, or (ii) the resignation of the last remaining Member and the admission of an additional member of the Company pursuant to this Agreement), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b)          Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member or a Special Member shall not cause such Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

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10.02      Winding-Up, Liquidation and Distribution of Assets.

(a)          Upon dissolution of the Company, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the immediately preceding accounting until the date of dissolution. The Managing Member shall immediately proceed to wind up the affairs of the Company, at the sole cost and expense of the Members based on their Company Percentage Interests.

(b)          If the Company is dissolved and its affairs are to be wound up, the Managing Member shall:

(i)          sell or otherwise liquidate all of the Company’s assets as promptly as practicable;

(ii)         allocate any profit or loss resulting from such sales to the Member’s Capital Accounts in accordance with Exhibit 6 hereof;

(iii)        discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of Members, the amounts of such reserves shall be deemed to be an expense of the Company); and

(iv)        distribute the remaining assets as follows:

(x)          to the Members in accordance with Article 8 or Article 9, hereof, as applicable; and

(y)          if any assets of the Company are to be distributed in kind, such assets shall be distributed by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of Section 8.05 and Exhibit 6 hereof to reflect such deemed sale.

(c)          The Managing Member shall comply with any applicable requirements of applicable law pertaining to the winding-up of the affairs of the Company and the final distribution of its assets.

10.03       Certificate of Cancellation. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

10.04       Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

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ARTICLE 11

MISCELLANEOUS PROVISIONS

11.01       Notices.

(a)          All notices, demands, requests, consents and waivers under this Agreement shall be in writing, shall refer to this Agreement and shall be (i) delivered personally, (ii) sent by a nationally recognized overnight courier, or (iii) sent by electronic mail addressed as set forth below. If delivered personally, any notice shall be deemed to have been given on the first (1st) business day on or after the date delivered or refused. If sent by overnight courier, any notice shall be deemed to have been given on the first (1st) business day on or after the date following the date such notice was delivered to or picked up by the courier. If sent by electronic mail, any notice shall be deemed to have been given one the date such electronic mail is sent, so long as such notice by electronic mail is followed by delivery of at least one (1) of the methods listed in clauses (i)-(ii) above. Copies of all notices shall be given in accordance with the above as follows:

If to the Company or Lightstone:

c/o The Lightstone Group

460 Park Avenue, 13th Floor

New York, NY 10022

Attention: Joseph E. Teichman

Email: jteichman@lightstonegroup.com

with a copy to:

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention: Eric R. Landau, Esq.

Email: ericlandau@paulhastings.com

If to REIT III Member or REIT IV Member:

c/o The Lightstone Group

460 Park Avenue, 13th Floor

New York, NY 10022

Attention: Joseph E. Teichman

Email: jteichman@lightstonegroup.com

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with a copy to:

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention: Eric R. Landau, Esq.

Email: ericlandau@paulhastings.com

If to Maximus or the Maximus Guarantor:

c/o Maximus Real Estate Partners, LLC

One Maritime Plaza, Suite 1900

San Francisco, CA 94111

Attention: Seth Mallen and Robert Rosania

Email: sethjmallen@maximusrepartners.com

     robrosania@maximusrepartners.com

with a copy to:

Greenberg Traurig LLP

MetLife Building

200 Park Avenue

New York, NY 10166

Attention.: Stephen L. Rabinowitz

Email: rabinowitzs@gtlaw.com

(b)          Any counsel designated above or any replacement counsel which may be designated respectively by the Company, Lightstone, REIT III Member, REIT IV Member or Maximus or such counsel by written notice to the other parties is hereby authorized to give notices hereunder on behalf of its respective client.

11.02       Governing Law.

(a)          This Agreement shall be interpreted and enforced in accordance with (i) the provisions hereof, without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question, and (ii) the internal laws of the State of Delaware, and specifically the Act, as the same may from time to time exist, without giving effect to the principles of conflict of laws.

(b)          To the fullest extent permitted by law, each Member hereby irrevocably and unconditionally (i) submits itself and its property, solely for the purposes of any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the State of Delaware, the courts of the United States of America for the District of Delaware, and appellate courts and Court of Chancery thereof (collectively, the “Courts”), (ii) consents to the bringing of any such action or proceeding in the Courts and waives any objection that it may now or hereafter have to the venue or any such action or proceeding in any such court, including, without limitation, any objection that such action or proceeding was brought in an inconvenient court, and agrees not to plead or otherwise assert the same, (iii) agrees to service upon it or him of any and all process in any such action or proceeding at the address set forth in Section 11.01 hereof, (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Members agree that any legal action or proceeding relating to this Agreement shall be brought in the Courts only; provided, however, that, if any Member breaches or seeks to resist any term, covenant or condition set forth in this Section 11.02, the other Members shall not be bound by the limitations of this sentence with respect to such Member’s breaching or seeking to resist any term, covenant or condition of this Section 11.02.

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11.03       Waivers. Except as otherwise expressly provided herein and to the fullest extent permitted by law, each Member irrevocably waives during the term of the Company any right that it may have:

(a)          To cause the Company or any of its assets to be partitioned;

(b)          To cause the appointment of a receiver for all or any portion of the assets of the Company;

(c)          To compel any sale of all or any portion of the assets of the Company pursuant to applicable law; or

(d)          To file a complaint, or to institute any proceeding at law or in equity, or to cause the termination, dissolution or liquidation of the Company.

11.04       Confidentiality.

(a)          The terms of this Agreement, the identity of any Person with whom the Company may be holding discussions with respect to any provision of services, investment, acquisition, disposition or other transaction, and all other business, financial and other information relating to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, “ConfidentialInformation”) that (x) is not otherwise available to the public, or (y) has not been disclosed pursuant to authorization by the Managing Member is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not disclosed Confidential Information to any Person, and each Member agrees that it and its Affiliates will not, and will direct its shareholders, partners, members, officers, directors, agents and advisors not to, disclose Confidential Information to any Person or confirm any statement made by any Person regarding Confidential Information unless and until the Company has disclosed such Confidential Information pursuant to authorization by the Managing Member; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information to its members, attorneys, accountants, advisors, employees, investors, potential investors, lenders and potential lenders and/or if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law) or if necessary for it to perform any of its duties or obligations hereunder.

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(b)          Subject to the provisions of Section 11.04(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person providing consulting services to such Member who agrees to maintain all Confidential Information in strict confidence, or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise) and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby agrees not to contest any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 11.04, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Members when such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including, without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c)          Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, each Member (and any employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of Company Interests and any transaction described in this Section 11.04 or elsewhere in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the offering and ownership of Company Interests and any transaction described in this Section 11.04 or elsewhere in this Agreement.

(d)          The covenants contained in this Section 11.04 shall survive any transfer of a Company Interest and the dissolution of the Company.

11.05       Amendments.         This Agreement may not be amended except in writing by a unanimous written vote of the Members, and except as otherwise provided on Schedule IV.

11.06       Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

11.07       Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

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11.08       Entirety; Waiver.

(a)          This Agreement, together with the agreements and instruments delivered pursuant hereto and other agreements and instruments executed in connection herewith, contains the entire agreement between the parties and supersedes all prior agreements and understandings related to the subject matter hereof.

(b)          Failure by any party to enforce against any other party any term or provision of this Agreement shall not waive such party’s right to enforce against any other party the same or any other term or provision. No waiver by any party hereto of any condition hereunder for its benefit shall constitute a waiver of any other or further right, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or any other rights. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or subsequent breach hereof. No extensions of time for the performance of any obligations shall be deemed or construed as an extension of time for the performance of any other obligation.

11.09       Further Assurances. Upon the written request of any party hereto, from time to time, from and after the date hereof, the other party or parties shall do, execute, acknowledge and deliver, at the sole cost and expense of the requesting party, such further acts, deeds, conveyances, assignments, notices of assignment or transfer and assurances as the requesting party may reasonably require in order to better assure, convey, grant, assign, transfer and confirm upon the requesting party the rights now or hereafter intended to be granted under this Agreement or any other instrument executed in connection with this Agreement; provided, however, no party shall be obligated to provide any further assurance or documentation required under this Section11.09 that would materially increase the liabilities or obligations of such party hereunder or materially reduce the rights and benefits of such party hereunder.

11.10       Consent. Except as expressly provided herein that any Member shall not unreasonably withhold its Consent, in any instance hereunder where such Member’s consent, approval, acceptance, satisfaction, determination, waiver or other action or decision (collectively, “Consent”) is sought or required, such Consent may be withheld, delayed or conditioned by such Member in its sole and absolute discretion.

11.11       Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

11.12       Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

11.13       Waiver of Jury Trial. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY TO THE FULLEST EXTENT PERMITTED BY LAW.

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11.14       Creditors. Except for Property Owner’s Lender, its successors or assigns as holders of the Loan with respect to the matters set forth in Section 4.10 of this Agreement, during any period when any Obligation remains outstanding, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditor of the Company.

11.15       PrevailingParty. If any Member brings any action (including, without limitation, an appeal of a court order) or suit against any other Member or the Company by reason of any breach of any of the covenants, agreements or provisions of this Agreement, then, in such event, the prevailing party, as determined in such action, appeal or suit, shall be entitled to have and recover from the other party or parties all costs and expenses of such action, appeal or suit, including, without limitation, reasonable attorneys’ fees and expenses resulting therefrom, it being understood and agreed that the determination of the prevailing party shall be included in the matters which are the subject of such action, appeal or suit.

11.16       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11.17       BindingAgreement. Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members by the Independent Managers, in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

LIGHTSTONE:

LSG COVE LLC,
a Delaware limited liability company

By:	/S/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Executive Vice President

MAXIMUS:

MAXIMUS COVE INVESTOR LLC,
a Delaware limited liability

By:
Name:
Title:

REIT III MEMBER:

REIT III COVE LLC,
a Delaware limited liability company

By:	/S/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Executive Vice President

REIT IV MEMBER:

REIT IV COVE LLC,
a Delaware limited liability company

By:	/S/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Executive Vice President

SPECIAL MEMBER/INDEPENDENT MANAGER:

/S/ Steven P. Zimmer
Name:	Steven P. Zimmer

SPECIAL MEMBER/INDEPENDENT MANAGER:

/S/ Jenifer A. Schwartz
Name:	Jenifer A. Schwartz